Consent of Independent Registered Public Accounting Firm
The Board of Directors
Velti plc
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-173734) of Velti plc and subsidiaries of our report dated April 25, 2012, with respect to the consolidated financial statements and schedule of Velti plc, and the effectiveness of internal control over financial reporting which appears in the December 31, 2011 Annual Report on Form 20-F of Velti plc.
/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
April 25, 2012